Schedule A

To the
Underwriter Agreement

E-Valuator Funds

The E-Valuator Very Conservative RMS Fund
The E-Valuator Conservative RMS Fund
The E-Valuator Tactically Managed RMS Fund
The E-Valuator Moderate RMS Fund
The E-Valuator Growth RMS Fund
The E-Valuator Aggressive Growth RMS Fund